                                                                   EXHIBIT 10.34


[CONFIDENTIAL TREATMENT REQUESTED] /*/ INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.


                                                                    CONFIDENTIAL


                                  CTM AGREEMENT

          THIS CTM AGREEMENT is made and entered into this 7th day of September, 2001 (the "EFFECTIVE DATE") by and between Hollister-Stier Laboratories LLC, having an address at 3525 North Regal Street, Spokane, WA 99207
("Hollister-Stier") and Acusphere, Inc., having an address at University Park at M.I.T., 38 Sidney Street, Cambridge, Massachusetts 02139 ("Client") (each individually a "PARTY" and collectively the "PARTIES").

                                 WITNESSETH THAT

         WHEREAS, Hollister-Stier has expertise, personnel, and experience in conducting formulation and/or finishing of pharmaceutical products and has the appropriate facilities to manufacture such products and is interested in providing such manufacturing services to client companies in the pharmaceutical area; and

         WHEREAS, Client has a commercial interest in the manufacture of PLGA Microspheres and AI-700 (hereinafter respectively the "Intermediate" and the "Product") and is desirous of utilizing the services of Hollister-Stier in a phased program whereby Hollister-Stier will perform the "CTM Program" for Client related to Clinical Phase III supplies of the Intermediate and Product in compliance with All Applicable Laws and Regulations. Hollister-Stier and Client will negotiate in good faith to arrive at a mutually acceptable commercial supply agreement for the Product.

         NOW THEREFORE, in consideration of the mutual covenants contained herein, Hollister-Stier and Client hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this CTM Agreement:

         "All Applicable Laws and Regulations" shall mean all Federal, state and local laws and regulations and, where applicable, guidance documents promulgated by the FDA and being currently utilized within the pharmaceutical industry to manufacture the applicable type of products(s) that apply to the Services being provided hereunder by Hollister-Stier, including, but not limited to, the Federal Food, Drug, and Cosmetic Act (the "Act") as amended, and the regulations promulgated thereunder, and the requirements of other domestic or foreign governmental authorities made known to Hollister-Stier by Client, as all of such laws, regulations or requirements may be amended or reenacted from time to time.

         "Affiliate" shall mean any corporation or non-corporate entity which directly or indirectly controls, is controlled by, or is under common control with a Party. A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or (a) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

         "Agreement" means this agreement, as it may from time to time be supplemented or modified by written amendment(s) signed by the parties.

         "Batch" means a [CONFIDENTIAL TREATMENT REQUESTED] /*/ Unit size batch of Product. One (1) batch of Product requires [CONFIDENTIAL TREATMENT REQUESTED] /*/ of the Intermediate. [CONFIDENTIAL TREATMENT REQUESTED] /*/

         "cGMP Regulation" means Current Good Manufacturing Practices and Quality Systems Regulations, as defined from time to time under the Act, as codified in 21 CFR parts 200 and 211 and any guidelines or guidances promulgated by the FDA and being currently utilized within the pharmaceutical industry to manufacture the applicable type of products(s).

         "Chemicals and Materials" means the chemicals (other than the Intermediate), and other materials such as vials required to manufacture and bulk package the Product in accordance with the Product Specifications.

         "Client's Technology Package" means such technical information to be supplied by Client to Hollister-Stier to permit Hollister-Stier to carry out its obligations hereunder, including but not limited to, Client's raw material and manufacturing component specifications, Intermediate and Product Specifications; manufacturing and analytical testing equipment provided to Hollister-Stier by Client, manufacturing equipment Installation Qualification (IQ) and Operation Qualification (OQ) protocols, manufacturing and analytical testing equipment standard operating procedures (SOP's), including cleaning procedures; analytical method validation reports and analytical testing method transfer protocols developed in conjunction with Hollister-Stier which detail the specific analytical testing methods to be used and the acceptance criteria Hollister-Stier must satisfy to be qualified to perform such analytical testing methods; manufacturing filter validation reports; Process Simulation (Intermediate) / Media Fill (Product) Manufacturing Batch Production Records, Intermediate and Product Manufacturing Batch Production Records; Intermediate and Product Storage specifications, and Product bulk shipping and label specifications.

         "CTM" means Clinical Trial Material (product) to be used for clinical trials, as opposed to product to be used for commercial sale.

         "CTM Program" shall have the meaning set forth in Sections 2.1 and 2.9 of this CTM Agreement.

         "CTM Program Deliverables" means those deliverables as set forth in
Section 2.9 of this CTM Agreement. Included are specific confirmation, qualification and validation activities related to the CTM Program as set forth in Exhibit 1 and Exhibit 3 of this Agreement.

         "CTM Program Facilities" means Hollister-Stier's manufacturing facility located in Spokane, WA.

         "Drug Substance" means the perfluorocarbon gas that is used in the final processing step of the Product.

         "FDA" means the United States Food and Drug Administration or any successor organization and all agencies under their direct control.

         "Information" shall have the meaning set forth in Section 4.1 of this CTM Agreement.

         "Intermediate" means with respect to the Product, PGLA Microspheres, but shall not include other Chemicals and Materials.

         "Manufacturing Process" means the process for manufacturing the Intermediate and Product which is confirmed during the Manufacturing Program by Hollister-Stier under Sections 2.1 and 2.9 hereof using Client's Technology Package as herein defined.

         "Product" for the purposes of this CTM Agreement means Clinical Phase III material of AI-700.

         "Schedule" means the project timeline, milestones and deliverables as set forth in Exhibit 3 of this Agreement.

         "Specifications" means the specifications for the Intermediate and Product which will be attached hereto as Exhibit 2 of this CTM Agreement and made a part hereof, as determined and agreed upon in accordance with the CTM Program using analytical methodology set forth therein, as such specifications may be amended from time to time by mutual agreement of the Parties.

         "Third Party" means any party other than Client, Hollister-Stier and their respective Affiliates.

         "Unit" means a [CONFIDENTIAL TREATMENT REQUESTED] /*/fill of Product in a [CONFIDENTIAL TREATMENT REQUESTED] /*/vial.

                                    ARTICLE 2

                                   CTM PROGRAM

         2.1 PROGRAM DEFINITION. Hollister-Stier shall, in compliance with All Applicable Laws and Regulations, carry out the manufacturing program outlined in Exhibit 1 of this Agreement hereto including any modifications and additions thereto agreed upon by the Parties ("CTM Program") and in accordance with the Schedule as set forth in Exhibit 3 of this Agreement shall (i) confirm the Manufacturing Process, including the confirmation, qualification and validation activities as specified in Exhibit 1 and Exhibit 3 of this Agreement,
(ii) confirm the Specifications for manufacturing the Intermediate and Product,
(iii) manufacture Batches in accordance with the requirements set forth in
Exhibit 1 of this Agreement, and (iv) confirm the analytical methodology used to test the Intermediate and Product for compliance with the Specifications in accordance with the acceptance criteria defined in analytical testing method transfer protocols developed in conjunction with the Client. Hollister-Stier agrees to work with Client to attempt to minimize the number of Development (Simulation) Batches required prior to the manufacturing of aseptic process validation and manufacturing of CTM Batches. The CTM Program shall identify all documentation (including regulatory documentation) and other deliverables to be provided by Hollister-Stier to Client pursuant to this Agreement and appended hereto as Exhibit 4 ("the Documentation") of this Agreement. Hollister-Stier shall use its commercially reasonable best efforts to complete the CTM Program in a timely fashion in accordance with the Schedule agreed upon by the Parties and set forth in Exhibit 3 of this Agreement. If Hollister-Stier is unable to complete any stage of the CTM Program in the agreed times, it shall immediately notify Client, in writing, of the delay, and the reason therefor. Hollister-Stier shall negotiate with Client a mutually acceptable date of completion for the respective stage of the CTM Program, and Hollister-Stier shall use its commercially reasonable best efforts to complete the CTM Program within such newly agreed upon time.

         2.2      FACILITIES; STAFFING; SUPPLIES; EQUIPMENT

                  (i) Renovations to the CTM Program Facilities are required to perform the CTM program. Such renovations will provide Client with CTM and early commercial scale-up capability for manufacturing the Intermediate. The renovations will create a manufacturing area dedicated to Client. Excess capacity of this dedicated area not utilized by Client may be used by Hollister-Stier upon written approval from Client. Such approval will not be unreasonably withheld. Client's equipment, as defined in Article 2, Section 2.2(iii), may not be used by other Hollister-Stier clients.

                  (ii) Hollister-Stier shall maintain at all times sufficient staffing, supplies and equipment necessary for it to perform the CTM Program in accordance with the terms of this Agreement. Client, in accordance with this Agreement, shall provide and/or disclose to Hollister-Stier certain materials, equipment and know-how, defined as the Client's Technology Package.

                  (iii) Equipment. As part of the consideration for the CTM Program provided hereunder, Client shall provide Hollister-Stier with the use of certain analytical and manufacturing equipment ("the Equipment") as listed in
Exhibit 5 of this Agreement.

                           (a)      During the term of this CTM Agreement,
Client shall, at its expense and in a timely manner, deliver the Equipment to Hollister-Stier for installation and use solely in performing the CTM Program. The Parties shall cooperate in the installation, calibration, confirmation, qualification, validation, maintenance, cleaning and handling of the Equipment. As and to the extent reflected in Exhibits 1 and 9 of this Agreement hereto, the calibration of the Equipment will be at Hollister-Stier's cost, but Client shall have the right to review and approve all installation, calibration, confirmation, qualification, validation, maintenance, operation and cleaning procedures and data for the Equipment as stated in Exhibit 1 of this Agreement. Costs for maintenance and any requalification/revalidation of the Equipment during the term of this Agreement shall be borne by Hollister-Stier except for such costs which are associated with the condition of the Equipment when it was delivered to Hollister-Stier, which costs shall be borne by Client. During the term of this Agreement, the Equipment shall be exclusively dedicated to the performance of the CTM Program.

                           (b)      At all times Client shall retain all legal
and equitable title to the Equipment. While the Equipment is located at Hollister-Stier's premises, Hollister-Stier shall promptly notify Client of any damage to the Equipment. Any cost to repair Equipment that is damaged while in the custody of Hollister-Stier, except to the extent caused by Client, will be at Hollister-Stier's sole cost and expense. Hollister-Stier must receive oral approval from Client, which will not be unreasonably withheld, conditioned or delayed, before any repairs to the Equipment are performed. Hollister-Stier will provide timely, written documentation to Client detailing the repairs made to the Equipment. Upon Client's written request, or any termination or expiration of this Agreement, the Equipment and Equipment-related documentation (including all calibration certificates and reports, use and cleaning logs, confirmation, qualification, validation and maintenance documents) shall be promptly returned to Client in good condition, usual wear and tear excepted. Hollister-Stier shall make its premises and personnel available during normal business hours to assist with the removal and return of the Equipment, along with all Equipment-related documentation. Client shall be responsible for all costs and expenses of such removal as set forth in Section 8.6 hereof. The Parties shall reasonably cooperate with regard to the restoration of the CTM Program Facilities. While the Equipment is located in the Premises, Hollister-Stier shall" (i) at its sole expense, safeguard and care for the Equipment, subject to normal wear and tear,
(ii) not grant any person a security interest, lien or any other rights or interest in or to the Equipment; and (iii) not remove, deface, alter, obscure or obliterate any mark, tag or other information or identification or statement of ownership placed on the Equipment by Client.

         2.3 PROGRAM COST. The parties have defined the costs that are to be incurred during the execution of this CTM Program, such costs are set forth in Exhibit 1 and 9 hereof. Such costs ("Cost") have been estimated based on anticipated manpower and overhead requirements for the tasks set forth in Exhibit 1 and 9 of this Agreement and the anticipated cost of Chemicals and Materials, but excluding the cost of polymer, phospholipid and perfluorocarbon raw materials, all of which shall be procured by Client and provided by Client to Hollister-Stier at Client's sole expense. Client shall pay or reimburse Hollister-Stier for the costs described in Exhibit 1 and 9 in the amounts set forth in Section 2 of Exhibit 9 hereto and in accordance with the procedures set forth in Exhibit 9 and Section 2.4 below. In addition, Client shall, for such expenses and costs that are expressly authorized in writing in advance by Client, separately pay Hollister-Stier, on an as-costs-are-incurred basis in accordance with Section 2.4, (i) for all reasonable and necessary travel and lodging expenses incurred in the performance of this Agreement which have been requested or approved by Client, (ii) for Hollister-Stier's cost of auditing any supplier of Chemicals or Materials not currently on Hollister-Stier's list of approved suppliers, and (iii) Hollister-Stier's cost for any specialized equipment or tooling associated with equipment changes required at the Facility to manufacture the Product. In the event Client and Hollister-Stier agree that additional manufacturing activities are necessary to complete the CTM Program, the Cost shall be negotiated in good faith by the Parties.

         2.4 INVOICES AND PAYMENT. Hollister-Stier will submit invoices to Client reflecting the work completed in accordance with applicable milestones, such milestones ("the Milestones") being described in Exhibit 9. Client shall pay all uncontested Hollister-Stier invoices issued pursuant to this Agreement within thirty (30) days of the dates thereof. Client shall, within this thirty
(30) day period notify Hollister-Stier regarding any contested amounts or questions regarding an invoice or invoice item. Hollister-Stier agrees to respond to requests by Client to clarify questions on any invoice or invoice item, and Client agrees that it will use its best efforts to resolve contested invoice items in a timely fashion. Hollister-Stier acknowledges and agrees that Client is not obligated to pay such contested amounts otherwise due and payable within the thirty (30) day period until such time as the contested issues are resolved to the satisfaction of both Parties, and that Client will not be subject to any penalty or finance charge for such withheld payments. All payments due hereunder to Hollister-Stier shall be sent to Hollister-Stier at the times set forth herein by wire transfer of funds via the Federal Reserve Wire Transfer System to such financial institution as Hollister-Stier may designate to Client in writing from time to time in accordance with Section 10.1 hereof. Prior to the value date of each transfer, Client shall notify such person as Hollister-Stier may designate to Client from time to time in accordance with Section 10.1 hereof. Not withstanding the foregoing, if Client does not raise at least [CONFIDENTIAL TREATMENT REQUESTED] /*/ in new funds prior to the scheduled delivery date of any CTM batch then Client shall pay for such batch upon delivery.

         All amounts not paid when due, with the exception of contested invoices as described herein, shall bear interest from the due date at the rate of one and one-half percent (1.5%) per month (or such other percentage, if lower, as shall not exceed the maximum rate permitted by law).

         The Cost does not include sales, use, consumption, or excise taxes of any taxing authority. Hollister-Stier shall notify Client of any such tax at the execution of this Agreement, or upon learning that such taxes are applicable to any of the Product or Services contemplated by this Agreement. The amount of such taxes, if any, will be added to the Cost and shall be reflected in the invoices submitted to Client by Hollister-Stier pursuant to this Agreement. Client shall pay the amount of such taxes to Hollister-Stier in accordance with the payment provisions of this Agreement.

         2.5 CLIENT'S RESPONSIBILITIES. To assist Hollister-Stier in its performance of this Agreement, Client shall provide Hollister-Stier, in a timely fashion, with all relevant information, documentation and data in the Client's Technology Package and as set forth in Exhibit 1 of this Agreement necessary or appropriate for Hollister-Stier's performance hereunder, including without limitation the information, documentation and data set forth in Exhibit 1 of this Agreement. Client shall ensure that all Chemicals and Materials supplied to Hollister-Stier by or on behalf of Client (as may be set forth in Exhibit 1 of this Agreement) are suitable for use under this Agreement, comply with All Applicable Laws and Regulations (including without limitation those relating to the import of such materials) and receive all required governmental and regulatory approvals, including without limitation customs and FDA approvals. If requested by Hollister-Stier to provide the support or information referred to in the first sentence of this paragraph, Client shall provide such support or information (or a reasonable explanation for any delay and a projected date by which such support or information will be provided) within five (5) business days of Hollister-Stier's request. In the event Client is to review or approve any information, documentation, data or samples prepared or supplied by or on behalf of Client, it shall complete such review and approval process within five
(5) business days, unless additional time is requested by Client based upon a reasonable explanation provided to Hollister-Stier within such five (5) day period. Client shall cooperate with Hollister-Stier in the performance of this CTM Agreement and shall deal honestly and in good faith with Hollister-Stier.

         2.6 HOLLISTER-STIER'S RESPONSIBILITIES. Hollister-Stier shall provide Client, in a timely fashion, with all relevant information, documentation and data necessary or appropriate for Client's performance hereunder, including without limitation any Hollister-Stier information, documentation and/or other materials as may be set forth in Exhibits 1 and 4 of this Agreement. Hollister-Stier shall ensure that all Chemicals and Materials supplied by Hollister-Stier on behalf of the Manufacturing Program (as may be set forth in Exhibit 1 of this Agreement) are suitable for use under this Manufacturing Agreement, comply with All Applicable Laws and Regulations (including without limitation those relating to the import of such materials) and receive all required governmental and regulatory approvals, including without limitation customs and FDA approvals. If covered by Exhibits 1 and 4 of this Agreement hereof, and if, requested by Client to provide the support or information referred to in the first sentence of this paragraph, Hollister-Stier shall provide such support or information (or a reasonable explanation for any delay and a projected date by which such support or information will be provided) within five (5) business days of Client's request. In the event Hollister-Stier is to review or approve any information, documentation, data or other materials prepared or supplied by or on behalf of Hollister-Stier, it shall complete such review and approval process within five (5) business days, unless additional time is requested by Hollister-Stier based upon a reasonable explanation provided to Client within such five (5) day period. Hollister-Stier shall cooperate with Client in the performance of this Agreement and shall deal honestly and in good faith with Client.

         2.7 COOPERATION. Hollister-Stier shall provide all reasonable cooperation with Client's representatives in order that Client may from time to time confirm Hollister-Stier's compliance with the provisions of this Agreement, including, but not limited to, Hollister-Stier's due and reasonable care in the storage of Chemical and Materials and components, Intermediate and Product Batches, and Hollister-Stier's compliance with All Applicable Laws and Regulations, and any applicable guidance documents or other standards which are agreed upon by the Parties.

         2.8 MANUFACTURING. (i) Upon the completion of each batch of the Intermediate and Product, Hollister-Stier shall submit copies (certified as accurate and complete by authorized Hollister-Stier Quality Assurance personnel) of all documents and test data for that batch, including documents and test data pertinent to the CTM Program facilities and utilities involved in the manufacture of that batch as set forth in Section 2.9 of this Agreement.

                  (ii) Prior to initiating any aseptic process validation and CTM Batch manufacturing, the Parties shall prepare and agree upon Master Batch Production and Control Records for the Intermediate and Product, which when prepared and agreed upon by the Parties shall be appended as Exhibit 6 of this Agreement and deemed incorporated into the Specifications.

                  (iii) Prior to initiating any aseptic process validation and CTM Batch manufacturing, the Parties shall prepare and agree upon Master Quality Control analytical testing methods and procedures for testing the Chemicals and Materials, Intermediate and Product for conformance to the Specifications, which when prepared and agreed upon by the Parties shall be appended as Exhibit 7 of this Agreement. In addition, the Parties shall prepare and agree upon Master Quality Control analytical testing method transfer protocols that detail the specific analytical testing methods to be transferred and the acceptance criteria Hollister-Stier must satisfy to be qualified to perform such analytical testing methods, which when prepared and agreed upon by the Parties shall be appended as Exhibit 8 of this Agreement.

                  (iv) Prior to initiating any aseptic process validation and CTM Batch manufacturing, Hollister-Stier will provide Client with a list of all applicable standard operating procedures, including revision numbers, for the equipment, utilities, facilities or other systems related to the manufacturing, inspection, testing, bulk packaging and storage of the Intermediate and Product. Client will review all applicable standard operating procedures and any revisions thereto related to the equipment, utilities, facilities or other systems related to the manufacturing, inspection, testing, bulk packaging and storage of the Intermediate and Product.

         2.9 DELIVERY OF CTM PROGRAM DELIVERABLES. In accordance with the manufacturing milestones established by the Parties in Exhibits 1, 3 and 9 of this Agreement, Hollister-Stier shall produce and deliver the CTM Program Deliverables to Client. In all cases, unless otherwise directed in writing, CTM Program Deliverables shall be: (i) delivered in single shipments at the option and request of Client using a carrier expressly approved in writing by the Parties, and pursuant to Client's shipping requirements as defined in Exhibit 1 of this Agreement and using Hollister-Stier's bulk shipping container(s), and at Client's expense, three (3) to six (6) QA released, unlabeled, bulk packaged Batches of Product produced in accordance with the CTM Program. Hollister-Stier shall retain appropriate representative samples, as agreed upon in writing by the Parties, from each batch of Intermediate and Product for record keeping, testing and regulatory purposes. The amount of samples retained will be twice the quantity required to carry out all of the tests required, with the exception of sterility and LAL testing, to determine if the Intermediate and Product meet Specifications; (ii) accompanied by a certificate executed by authorized Hollister-Stier Quality Assurance personnel that such CTM Program Deliverables meet applicable Specifications and were otherwise produced in accordance with this CTM Agreement, and all pertinent test data and results; (iii) accompanied by a copy of the Manufacturing Batch Production Records for the delivered batch of Product and the batch of Intermediate used to manufacture such batch of Product, all of which are to be certified and stamped by Hollister-Stier Quality Assurance personnel as being accurate and complete and in accordance with this CTM Agreement. Hollister-Stier may, at its sole discretion, transmit the information specified in subsection (iii) separately from other project deliverables, but Hollister-Stier acknowledges that such separate transmission shall be made at or about the time of the shipment of other Program Deliverables as set forth in this section.

         2.10 QUALITY CONTROL. Before authorizing shipment of any batch of the Product, Hollister-Stier shall conduct and complete quality control testing of the Intermediate and Product as set forth in Exhibit 1 and 2 hereto and ensure that the Batches: (i) were manufactured and tested in accordance with the Master Batch Production and Control Records, Master Quality Control analytical testing methods and All Applicable Laws and Regulations and (ii) meet applicable Specifications. Hollister-Stier shall immediately notify Client of: (i) any known deviation and/or errors by Hollister-Stier personnel from procedures set forth in the Master Manufacturing Batch Production and Control Records ("Process Deviation"), equipment, procedures, QC analytical testing methods and procedures, utilities, facility or other systems, or other breach of Hollister-Stier's obligations and of (ii) any "Out-of-Specification" test data or results pertaining to any testing carried out in relation to the performance of the CTM Program, operation of the CTM Program Facilities involved in the manufacturing of the Intermediate and/or Product or completion of the CTM Program Deliverables. Hollister-Stier shall obtain Client's written approval prior to implementing any further manufacturing, retesting or resampling in connection with such deviation, error or Out-of-Specification test data or result for the Intermediate and Product, except for such further manufacturing, retesting or resampling procedures specifically authorized under Client approved procedures in effect prior to the occurrence of the deviation, error or the Out-of-Specification test data or result. Except as provided in a written manufacturing procedure approved in writing by Client, Hollister-Stier acknowledges and agrees that it shall not rework or reprocess any non-conforming raw or in-process materials, Intermediate or Product. Deviations undertaken by Hollister-Stier, unless expressly approved in advance by Client, remain the responsibility of Hollister-Stier. Any failure of any aseptic validation Batches or Batches of Intermediate and Product resulting from such deviations and/or errors by Hollister-Stier personnel shall be the responsibility of Hollister-Stier. Hollister-Stier, at its total expense, will be responsible for replacing a batch of product that is rejected because of such deviations and/or errors by Hollister-Stier personnel. Hollister-Stier is responsible for formally investigating and documenting any failures to follow or deviations from the Master Manufacturing Batch Production and Control Records or QC analytical testing methods or procedures, any test or in-process test which fails to meet Specifications and any failures of the equipment, utilities, facility or other systems used to manufacture the Intermediate and Product, in accordance with Hollister-Stier's procedures and cGMP Regulations.

         2.11 NON-CONFORMING INTERMEDIATE OR PRODUCT. (i) Client from time to time may conduct verification testing of Batches of Intermediate or Product in accordance with the Specifications ("Conformance Verification Testing"). Such Conformance Verification Testing shall be initiated promptly upon receipt of any Batches and shall be completed within thirty (30) days. Client shall have the right to reject, and to revoke any acceptances for, any shipment or batch (and all Batches made from such batch) of Intermediate or Product that fails to meet the applicable Specifications (including stability where a stability specification is established and failed because of a manufacturing deficiency) and other requirements under this Agreement (including Intermediate and Product determined not to have been manufactured in accordance with this Agreement.)

                  (ii) All claims of non-conformance arising from the Conformance Verification Testing, except for good cause, shall be deemed waived unless made by the Client in writing and received by Hollister-Stier within forty-five (45) days of Client's receipt of the documentation specified in
Section 2.9.

                  (iii) If, after its own analysis of the Intermediate or Product batch(es), or other information, Hollister-Stier confirms the non-conformity, Hollister-Stier shall manufacture and ship a replacement batch or Batches for the non-conforming batch or shipment at its expense. If, after its own analysis, Hollister-Stier does not confirm the non-conformity, the Parties shall in good faith agree to retest the shipment or batch or otherwise in good faith attempt to agree on a resolution of the issue. In the event that the Parties cannot resolve the issue, the Parties shall submit the disputed shipment or batch to a mutually agreed independent testing laboratory or other expert for testing and review. That laboratory's or expert's finding shall be binding on the Parties, absent manifest error.

                  (iv) Hollister-Stier shall bear such expense of the independent laboratory testing and other expert review if testing or expert review confirms the non-conformity of the shipment or batch with applicable Specifications, and Client shall bear such expenses otherwise. In the


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event that any shipment or batch is ultimately agreed or determined to not meet the Specifications, Hollister-Stier shall at Client's election (a) use its best efforts to promptly (but no longer than within sixty (60) days from the date of such agreement or determination) manufacture and ship a replacement batch or Batches for the non-conforming batch or shipment at its expense. Client shall return, or cause its designee to return, any rejected or revoked shipment or batch to Hollister-Stier if so instructed by Hollister-Stier, at Hollister-Stier's expense. In the event that any shipment or batch is ultimately agreed or found to meet the Specifications and other applicable requirements, Client shall accept and pay for the shipment or batch.

         2.12 MODIFICATION. Hollister-Stier and Client may from time to time in good faith negotiate amendments to the Attachments and Exhibits hereof in the event that (i) Client's requirements change and, as a result, Client determines that any requirements stated in these Exhibits are no longer required, (ii) Client requires additional services, (iii) the standards or requirements with respect to any described activities need to be changed, or (iv) either Party determines that a modification is desirable. Any modification shall be effective only when approved in writing by the Parties.

         2.13 REPORTING/TRANSFER OF RESULTS. (i) Upon completion of the CTM Program, Hollister-Stier will provide Client with a written report of the results, which have been developed, compiled or learned during the course of the CTM Program, including other relevant manufacturing documentation such as the stability data package, all as more particularly described in Exhibit 1 of this Agreement hereto. Hollister-Stier shall also (a) provide monthly written reports, the content and format of said reports to be mutually agreed upon in writing, detailing the status of the CTM Program, (b) respond timely to Client's inquiries regarding the status of the CTM Program on an ongoing basis, and (c) keep Client reasonably informed of interim results on an informal basis, including if requested, periodic meetings at Hollister-Stier's facility to discuss the CTM Program results and progress. (ii) In addition to the foregoing, the parties shall appoint a Project Steering Committee consisting of four persons, two appointed by each party. The Hollister-Stier representatives to the Project Steering Committee shall consist of one member of senior management and the individual directly responsible for managing the CTM Program for Hollister-Stier. The Client and Hollister-Stier representatives responsible for managing the CTM Program will confer regarding the status of the CTM Program by telephone at minimum every two (2) weeks. The Project Steering Committee will meet in person at least once per quarter during the term of the CTM Program, if determined necessary by the Parties. The Project Steering Committee will be responsible for overseeing the execution of the CTM Program and for approving any changes related to the Program.

         2.14 ACCESS. Client at its discretion may have its representatives observe any performance of the CTM Program, including any equipment, facility, qualification, analytical, manufacturing, inspection and bulk packaging activities to provide appropriate technical support and to ensure compliance with All Applicable Laws and Regulations. Hollister-Stier, at its cost, shall provide Client's representatives carrying out such observations with reasonable office space and telephone access.

         2.15 OWNERSHIP OF TANGIBLE MATERIALS Subject to Sections 2.16 and 2.17, Client shall retain ownership of all information, documents and materials which Client provides to Hollister-Stier in connection with the performance of the CTM Program hereunder, and Client shall have full possession of, and all rights to use, all reports, documents and other tangible materials which Hollister-Stier provides to Client as part of the results of the CTM Program. Information, documents and materials provided by the Client, and any copies thereof, shall be returned to the Client by Hollister-Stier at the conclusion of the CTM Program.

         2.16 (a) HOLLISTER-STIER PROPERTY. Client acknowledges that Hollister-Stier possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to procedures and techniques, computer technical expertise, software, and certain technical expertise and conceptual expertise in the area of drug processing and manufacturing, which have been independently developed by Hollister-Stier or its Affiliates without the benefit of any information provided by Client (collectively "HOLLISTER-STIER PROPERTY"). Client and Hollister-Stier agree that any Hollister-Stier Property or improvements thereto which are used, improved, modified or developed by Hollister-Stier under or during the term of this Agreement are the product of Hollister-Stier's technical expertise possessed and developed by Hollister-Stier or its Affiliates prior to or during the performance of this Agreement and are the sole and exclusive property of Hollister-Stier or its Affiliates, as the case may be.

                  (b) ACUSPHERE PROPERTY. Hollister-Stier acknowledges that Client possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to procedures and techniques, computer technical expertise, software, and certain technical expertise and conceptual expertise relating to the Intermediate and Product, which have been independently developed by Client or its Affiliates without the benefit of any information provided by Hollister-Stier (collectively "CLIENT PROPERTY"). Client and Hollister-Stier agree that any Client Property or improvements thereto which are used, improved, modified or developed by Client under or during the term of this Agreement are the product of Client's technical expertise possessed and developed by Client or its Affiliates prior to or during the performance of this Agreement and are the sole and exclusive property of Client or its Affiliates, as the case may be.

         2.17 OWNERSHIP AND RIGHTS TO INVENTIONS AND TECHNOLOGY. All inventions, technology and information, whether patentable or not (other than those described in Section 2.16(a), which shall be owned by Hollister-Stier pursuant to Section 2.16(a)), conceived, reduced to practice or created by either party and/or its agents during the performance of this Agreement ("Program Technology"), shall be owned by the Client; provided, however, to the extent that any such invention relates to production processes not related to the manufacture of Product, the Client shall grant and hereby grants to Hollister-Stier a royalty-free, non-exclusive, world-wide, irrevocable license to practice such Program Technology in facilities owned, operated, licensed, rented or otherwise controlled by Hollister-Stier. Client shall be responsible for the costs of filing, prosecution and maintenance for patents and patent applications on Program Technology and shall have full control over such filing, provided that the decision to proceed with any such filing shall be solely at the discretion of the Client.


                                    ARTICLE 3

                       RIGHT OF NEGOTIATION TO MANUFACTURE

         3.1 Subject to rights which may be granted by Client to third parties in connection with collaborative development and marketing arrangements, prior to commencing negotiations with any third party regarding the commercial manufacture of the Product, Client shall commence good faith negotiations regarding the same with Hollister-Stier.


                                    ARTICLE 4

                                 CONFIDENTIALITY

         4.1 DEFINITION. In carrying out the CTM Program it is recognized by Hollister-Stier and Client that each may have to disclose to the other information of a business or technical nature which is proprietary and confidential to the disclosing Party (hereinafter ("Information")). Since both Parties wish to assume that the Information is properly protected they hereby agree as follows:

         4.2 FORM OF DISCLOSURE. Information may be disclosed in either oral, written or electronic form. For any Information to be deemed confidential by the disclosing party, it will either be supplied in writing or electronically and marked "CONFIDENTIAL" or, if supplied, orally (or electronically and not clearly marked as "CONFIDENTIAL"), summarized in writing within thirty (30) days of disclosure and marked "CONFIDENTIAL".

         4.3 OBLIGATIONS. The receiving Party agrees to hold Information in strict confidence for a period of five (5) years from receipt and to use it only for the purposes under this Agreement. The receiving Party agrees not to disclose the Information to any Third Party unless prior written authorization has been obtained from the disclosing Party. These obligations shall not apply to:

                  (a) Information which, at the time of disclosure, is in the public domain.

                  (b) Information which, after disclosure, becomes a part of the public domain by publication or otherwise, except by breach of this CTM Agreement by the receiving Party.

                  (c) Information which the receiving Party can demonstrate by its written records was in the receiving Party's possession at the time of such disclosure, and which was not acquired, directly or indirectly, from the disclosing Party.

                  (d) Information which is lawfully disclosed to the receiving Party on a non-confidential basis by a Third Party who is not obligated to the disclosing Party or any other Third Party to retain such Information in confidence.

                  (e) Information which results from research and development by the receiving Party independent of such disclosure as shown by competent evidence.

                  (f) Information which is required to be disclosed by legal process; provided, in each case the Party so disclosing Information timely informs the other Party and uses its best efforts to limit the disclosure and maintain confidentiality to the extent possible and permits the other Party to attempt by appropriate legal means to limit such disclosure.

                                    ARTICLE 5

                       HOLLISTER-STIER'S REPRESENTATIONS,
                            WARRANTIES AND COVENANTS

         Hollister-Stier represents, warrants and covenants to Client as follows:

         5.1 COMMERCIALLY REASONABLE BEST EFFORTS. Hollister-Stier shall use its best efforts to perform the services contemplated hereunder in accordance with the CTM Program and the CTM Program schedule, it being recognized, however, that since the services are of a developmental or research nature, there can be no guarantee that the CTM Program will be successfully completed, or successfully completed within the contemplated time frame, despite Hollister-Stier's commercially reasonable best efforts to do so. However, following the successful completion of the required media fill Batches, Hollister-Stier will be responsible for manufacturing the Intermediate and Product to Specifications agreed upon by the Parties in writing. If Hollister-Stier is, for any reason, unable to meet any contemplated time frames in the CTM Program, it shall immediately notify Client of same, as provided in
Section 2.1 hereof.

         5.2      ADHERENCE TO SPECIFICATIONS. Hollister-Stier shall, subject to
Section 5.1 hereof, produce the Product in accordance with the Specifications for the Product.

         5.3 QUALIFIED PERSONNEL. Hollister-Stier shall engage and employ, train and supervise professionally qualified personnel to safely and lawfully perform the services contemplated hereunder.

         5.4 GENERAL. Hollister-Stier shall exercise all due and reasonable care with regard to all raw materials, components, equipment, Intermediate and Drug Product in its custody relating to the CTM Program. Hollister-Stier warrants that it has the capacity, facilities, equipment, personnel, skill, know-how, permits, approvals and licenses to perform the CTM Program.

         5.5 Debarment. Hollister-Stier represents and warrants to Client that it has neither been debarred nor subject to debarment and that it does not and will not use in any capacity in connection with the CTM Program any person who has been debarred pursuant to Section 306 of the Act or who is the subject of a conviction (or an investigation or prosecution for an offense) described in this section. Hollister-Stier agrees to inform Client immediately in writing if it or any person who is performing the CTM Program hereunder on behalf of Hollister-Stier is debarred or is the subject of a conviction described in
Section 306 of the Act or if any action, suit, claim, investigation or proceeding is pending or, to the knowledge of Hollister-Stier, threatened relating to debarment of Hollister-Stier or of any person performing the CTM Program on behalf of Hollister-Stier hereunder.

         5.6 DISCLAIMER. THE FORGOING EXPRESS WARRANTIES, TOGETHER WITH THOSE SET FORTH IN ARTICLE 6, ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR AGAINST INFRINGEMENTS, AND ALL OTHER WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED BY HOLLISTER-STIER.


                                    ARTICLE 6

                      GENERAL REPRESENTATION AND WARRANTIES

         Each Party represents, warrants and covenants to the other as follows:

         6.1 POWER AND AUTHORIZATION. It has all requisite power and authority (corporate and otherwise) to enter into this Agreement and has duly authorized by all necessary action the execution and delivery hereof by the officer or individual whose name is signed on its behalf below.

         6.2 NO CONFLICT. Its execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound.

         6.3 ENFORCEABILITY. This Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights and except as enforcement is subject to general equitable principles.

         6.4 COMPLIANCE WITH APPLICABLE LAWS. Each Party shall comply with All Applicable Laws and Regulations in connection with the performance of this Agreement. Hollister-Stier acknowledges and agrees that, upon the written request of Client, it shall comply with the laws and regulations of any foreign governmental authorities as set forth in such written request.

         6.5 Financial Condition. It has delivered to the other Party financial statements containing a balance sheet as of June 30, 2001 and related statements of operation and cash flows for the six-month period then ended. Such financial statements have been prepared in accordance with generally accepted accounting principles (except that such statements do not contain footnotes and are subject to year-end adjustments on audit which shall not in the aggregate be material) and fairly present the financial condition of such Party as of such date. In addition, it has disclosed to the other Party all facts relating to its financial conditions and prospects that are material to an understanding of its financial condition and prospects.

         6.6 NOTIFICATION OF POTENTIAL LIABILITY. Each Party shall notify the other in writing as soon as reasonably possible following any event, including the receipt of any notice, warning, citation, finding, report or service of process or the occurrence of any release, spill, upset or discharge of hazardous wastes or substances, related to the CTM Program that could reasonably be expected to give rise to liability on the part of the other Party under any law, rule or regulation prescribed by a public authority or otherwise.

         6.7 INTELLECTUAL PROPERTY. Each Party represents and warrants to the other that it owns and/or has full legal rights to use its respective Property as described in Section 2.16 hereof in conjunction with and to the extent required to perform all work required under this Agreement.


                                    ARTICLE 7

                                 INDEMNIFICATION

         7.1 INDEMNIFICATION BY CLIENT. Client shall indemnify, defend and hold Hollister-Stier, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees) resulting from any Third Party claims or suits arising solely out of (a) the use, handling, distribution, marketing or sale of the Product (except to the extent caused solely by Hollister-Stier's negligent acts or omissions or willful misconduct in its performance of the CTM Program or the manufacture or bulk packaging of the Product), (b) Client's uncured material breach of any of its warranties or representations hereunder, or (c) Client's grossly negligent acts or omissions or willful misconduct.

         7.2 INDEMNIFICATION BY HOLLISTER-STIER. Except as otherwise provided in Section 7.1 above, Hollister-Stier shall indemnify, defend and hold Client, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees) resulting from any Third Party claims or suits arising solely out of (a) Hollister-Stier's material breach of any of its warranties or representations hereunder or (b) Hollister-Stier's grossly negligent acts or omissions or willful misconduct in its performance of the CTM Program or the manufacture or bulk packaging of the Product.

         7.3      INDEMNIFICATION PROCEDURES.

                  (a) Any party hereto seaking indemnification hereunder (in this context, the "indemnified party") shall notify the other party (in this context, the "indemnifying party") in writing reasonably promptly after the assertion against the indemnified party any Claim by a Third Party (a "Third-Party Claim") in respect of which the indemnified party intends to base a Claim for indemnification hereunder.

                  (b) (i) The indemnifying party shall have the right, upon written notice given to the indemnified party within 30 days after receipt of the notice from the indemnified party of any Third Party Claim, to assume the defense and handling of such Third Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 7.3(b) (ii) below shall govern.
(ii) The indemnifying party shall select counsel reasonably acceptable to the indemnified party in connection with conducting the defense and handling of such Third Party Claim, and the indemnifying party shall defend or handle the same in consultation with the indemnified party, and shall keep the indemnified party timely appraised of the status of the Third Party Claim. The indemnifying party shall not, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, agree to a settlement of any Third Party Claim that could directly or indirectly lead to liability or create any financial or other obligation on the part of the indemnified party for which the indemnified party is not entitled to indemnification hereunder. The indemnified party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

                  (c) (i) If the indemnifying party does not give written notice to the indemnified party, within 30 days after receipt of the notice from the indemnified party of any Third Party Claim, of the indemnifying party's election to assume the defense or handling of such Third Party Claim, the provisions of Section 7.3(c)(ii) below shall govern. (ii) The indemnified party may, at the indemnifying party's expense, select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate, provided, however, that the indemnified party shall keep the indemnifying party timely appraised of the status of such Third Party Claim and shall not settle such Third Party Claim without prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnified party defends or handles such Third Party Claim, the indemnifying party shall cooperate with the indemnified party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

                  (d) If the indemnified party intends to seek indemnification hereunder, other than for a Third Party Claim, then it shall notify the indemnifying party in writing within three months after its discovery of facts upon which it intends to base its Claim for indemnification hereunder; provided, however, the failure to timely give such notice shall limit the indemnifying party's liability for indemnification only to the extent the indemnifying party's defense of such matter has been prejudiced.

                  (e) Except with regard to fraud, the indemnification remedies in this Article 7, enforced in accordance with Section 9.3, shall constitute the sole and exclusive remedies of the parties with respect to any matters arising under or relating to this CTM Agreement.


         7.4 SURVIVAL OF INDEMNIFICATION OBLIGATIONS. The provisions of this Article 7 shall survive the expiration or termination of this Agreement for a period of five (5) years.

         7.5 LIMITATION OF LIABILITY AND CLAIMS. Hollister-Stier shall not be liable to Client for indirect, incidental, special, punitive or consequential damages of any kind, including without limitation lost profits or loss of good will or otherwise. Neither Party's liability to the other under this Agreement shall exceed [CONFIDENTIAL TREATMENT REQUESTED] /*/.

         7.6 Insurance. Both Client and Hollister-Stier shall obtain and maintain, either itself or through one or more of its affiliates, with reputable carriers, product liability insurance with limits of not less than [CONFIDENTIAL TREATMENT REQUESTED] /*/per claim/annual aggregate by no later than the scheduled manufacturing date of the first CTM batch. Each party hereto shall have its insurance carrier(s) furnish the other party hereto with a certificate that such insurance is in force. In the event of any proposed cancellation, non-renewal, or material adverse change in such coverage, the other party hereto shall be given at least thirty (30) days advance written notice thereof.


                                    ARTICLE 8

                              TERM AND TERMINATION

         8.1 TERM. This Agreement shall remain in full force and effect to and including June 30, 2005 unless and until terminated in accordance with the provisions of this Article.

         8.2 TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated at any time upon mutual written agreement between the Parties.

         8.3 TERMINATION FOR DEFAULT. This Agreement may be terminated by either Party in the event of the material breach or default by the other Party of the terms and conditions hereof; provided, however, the other Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor. Upon receipt of such notice, with respect to such defaults as are capable of being cured, the defaulting Party shall have sixty (60) days to respond by curing such default (or ten (10) days with respect to a failure by Client to pay any amounts hereunder when due, with the exception of contested amounts for which Client has provided notice to Hollister-Stier as provided in Section 2.4 hereof). If the breaching Party does not so respond or fails so to work diligently and to cure such breach within the additional time set forth above, then the other Party may either suspend the Agreement indefinitely or terminate the Agreement. Termination of this Agreement pursuant to this Section 8.3 shall not affect any other rights or remedies which may be available to the nondefaulting Party.

         8.4 BANKRUPTCY; INSOLVENCY. (i) Either Party may terminate this Agreement upon the occurrence of any of the following with respect to the other
Party:

                  (a) The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such other Party in an involuntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;

                  (b) The filing by such other Party of a petition for relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law; or

                  (c) The failure of such other Party to pay its debts when due.

                  (ii) Hollister-Stier shall notify Client of its intent to file for protection under the Federal Bankruptcy Code as soon as such a determination is made. Hollister-Stier will segregate all Client-related documentation, including, but not limited to, manufacturing and analytical equipment protocols, qualifications, procedures, methods, calibrations reports and/or certificates, Specifications, Manufacturing Batch Production Records, Intermediate and Product analytical data, Hollister-Stier facility documentation in support of the CTM Program; all Client provided manufacturing and analytical testing equipment, including any equipment purchased by Client for Hollister-Stier in conjunction with the CTM Program; all unconsumed raw materials provided by Client to Hollister-Stier in conjunction with the CTM Program; and all Intermediate and Product Batches, including stability samples, that were produced in accordance with the CTM Program. Hollister-Stier will provide Client complete and total access to these materials at Client's request.

         8.5 TERMINATION WITHOUT CAUSE. Client may terminate this CTM Agreement without cause on ninety (90) days prior written notice to Hollister-Stier.

         8.6 RIGHTS AND DUTIES UPON TERMINATION. Upon termination of this Agreement Hollister-Stier shall, as promptly as practicable, (i) cease work on the CTM Program, and (ii) turn over to Client all results, documentation and information obtained during the CTM Program

(whether in written or electronic form) which are then in Hollister-Stier's possession and which are the property of Client in accordance with Article 2 of this Agreement. Upon termination of this Agreement Client shall remain liable for all fees, expenses and uncancellable obligations incurred hereunder through the date of such termination, less any costs or expenses incurred by the termination to move the CTM Program to another facility. If the Agreement is terminated during the construction phase of the Facility renovations, Client will be responsible for costs associated with completing the Facility renovations (i.e., Capital equipment and facility renovations costs) in accordance with Exhibit 9 of this Agreement. In addition, upon expiration or termination of this Agreement, whichever is sooner, the Parties shall promptly agree on a procedure which allows Client to possess any Equipment located at Hollister-Stier's facility that is owned by Client (with Client paying all reasonable costs to access and remove such equipment, including the cost of removing special plumbing or electrical connections added in connection with the original installation of such equipment). Upon termination, all ownership and rights to inventions and technology shall be as set forth in Section 2.16 hereof. The provisions of Article 2, Section 2.2(i) and Article 4 hereof shall survive any termination of this Agreement.

                                    ARTICLE 9

                        FORCE MAJEURE/DISPUTE RESOLUTION

         9.1 EFFECT OF FORCE MAJEURE. Neither Party shall be held liable or responsible for any loss or damages resulting from any failure or delay in its performance due hereunder (other than the payment of money) caused by force majeure. As used herein, force majeure shall be deemed to include any condition beyond the reasonable control of the affected Party including, without limitation, Acts of God, strikes or other labor disputes, war, riot, earthquake, tornado, hurricane, fire, civil disorder, explosion, accident, flood, sabotage, lack of or inability to obtain adequate fuel, power, materials, labor, containers, transportation, supplies or equipment; compliance with governmental requests, laws, rules, regulations, orders or actions; inability despite good faith efforts to renew operating permits or licenses from local, state or federal governmental authorities; breakage or failure of machinery or apparatus; national defense requirements; or supplier strike, lockout or injunction. Hollister-Stier shall notify Client of any foreseeable force majeure events, including, but not limited to foreseeable strikes and other labor disputes, shipping interruptions or problems, and inability to procure supplies necessary for Hollister-Stier to perform any of its obligations under this CTM Agreement.

         9.2 NOTICE OF FORCE MAJEURE. In the event either Party is delayed or rendered unable to perform due to force majeure, the affected Party shall give notice of the same and its expected duration to the other Party promptly after the occurrence of the cause relied upon, and upon the giving of such notice the obligations of the Party giving the notice will be suspended during the continuance of the force majeure; provided, however, such Party shall take commercially reasonable steps to remedy the force majeure with all reasonable dispatch. The requirement that force majeure be remedied with all reasonable dispatch shall not require the settlement of strikes or labor controversies by acceding to the demands of the opposing party.

         9.3 DISPUTE RESOLUTION. The parties hereto hereby agree to perform the terms of this CTM Agreement in good faith, and to attempt to resolve any controversy, claim a dispute arising hereunder in good faith. Any dispute regarding the validity, construction, interpretation or performance of this CTM Agreement (other than any provisions, hereof relating to any intellectual property, rights, or the confidentiality obligations contained in Article 4 hereof) shall be (i) first attempted to be resolved between the CEO/President of each Party and failing that (ii) submitted to binding arbitration in Boston, Massachusetts, U.S.A. to be conducted in accordance with the Arbitration Rules of the American Arbitration Association ("AAA"); provided however, that nothing in this Section 9.3 shall be construed to preclude either party from seeking provisional remedies, including, but not limited to, temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights pending arbitration, but such preliminary relief shall not be sought as a means of avoiding arbitration. Any arbitration hereunder shall be submitted to an arbitration tribunal made up of three (3) members, one of whom shall be selected by Client, one of whom shall be selected by Hollister-Stier, and one of whom shall be selected by the other two arbitrators. All arbitration proceedings shall be conducted in English. The order or award of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The prevailing party in any legal or arbitration action brought by one party against the other shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys' fees. The parties shall have the right of limited prehearing discovery, including (i) exchange of witness lists, (ii) exchange of documentary evidence and reasonably related documents, (iii) written interrogatories, and (iv) subject to the reasonable discretion of the arbitrators and upon good cause shown depositions under oath of any witnesses who are to be called to testify at the arbitration hearing. As soon as the discovery is concluded, the arbitrators shall hold a hearing in accordance with the aforesaid shall hold a hearing in accordance with the aforesaid AAA rules.


                                   ARTICLE 10

                                     NOTICES

         10.1 All notices provided for herein shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, or hand-delivered to an authorized representative of the Party to whom notice is directed, or sent by telex, facsimile, telegram or cable, charges prepaid, to the address of the other Party designated below:

         Client:                       Hollister-Stier:

         Acusphere, Inc.               Hollister-Stier Laboratories LLC
         38 Sidney Street              3525 North Regal Street

         Cambridge, MA  02139                  Spokane, WA 99207
         Attention:  Thomas M. Hanlon III      Attention:  Anthony D. Bonanzino
         FAX:  617-577-0233                    FAX:  (509) 482-3543

         The address and person provided above may be charged by either Party by providing the other Party with written notice of such change.


                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 ENTIRE AGREEMENT. This Agreement and attachments contain the entire understanding between the Parties with respect to the subject matter hereof, and may be modified, only by a written instrument duly executed by each Party's authorized representative.

         11.2 INDEPENDENT CONTRACTOR. Client will not have the right to direct or control the activities of Hollister-Stier performing the service provided herein, and Hollister-Stier shall perform services hereunder only as an independent contractor, and nothing herein shall be construed to be inconsistent with relationship or status. Under no circumstances shall Hollister-Stier be considered to be an employee or agent of Client, nor shall Client be liable in any way for employment activities or employees of Hollister-Stier.

         11.3 PUBLICITY. Any press release, publicity or other form of public written disclosure related to this Agreement prepared by one Party shall be submitted to the other Party prior to release for approval, which approval shall not be unreasonably withheld or delayed by such other Party.

         11.4 USE OF PARTY'S NAME. Except as expressly provided or contemplated hereunder and except as otherwise required by applicable law, no right is granted pursuant to this CTM Agreement to either Party to use in any manner the trademarks or name of the other Party, or any other trade name, service mark, or trademark owned by or licensed to the other Party in connection with the performance of the CTM Agreement. Notwithstanding the above, the Parties shall be permitted to use the other Party's name and marks in connection with general advertising and promotional activities and, to the extent required by applicable law, the parties shall be permitted to use the other Party's name and disclose the existence and terms of this Agreement in connection with required public regulatory filings, public securities filings and private placement memoranda and documentation, using reasonable commercial efforts to protect the confidentiality of the terms of this Agreement.

         11.5 SEVERABILITY. Each Party hereby expressly agrees that it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or either Party hereto, in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this CTM Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties' overall intentions in this transaction.

         11.6 ASSIGNMENT; SUBCONTRACTORS. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement (a) in connection with the transfer or sale of all or substantially all of the assets of such Party or the line of business of which this Agreement forms a part, (b) in the event of the merger or consolidation of a Party hereto with another company, or (c) to any Affiliate of the assigning Party fully capable of performing hereunder. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of responsibility for the performance of any obligation which accrued prior to the effective date of such assignment.

         11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Washington, irrespective of any conflicts of law rule which may direct or refer such determination of applicable law to any other state; and if this Agreement were performed wholly within the state of Washington.

         11.8 HEADINGS. Paragraph headings and captions used herein are for convenience of reference only and shall not be used in the construction or interpretation of this Agreement.

         11.9 CONTINUING OBLIGATIONS. Termination, assignment or expiration of this Agreement shall not relieve either Party from full performance of any obligations incurred prior thereto.

         11.10 WAIVER. Neither Party's waiver of any breach or failure to enforce any of the terms and conditions of this CTM Agreement, at any time, shall in any way affect, limit or waive such Party's right thereafter to enforce and compel strict compliance with every term and condition of this CTM Agreement.

         11.11 CONSTRUCTION. This Agreement has been jointly prepared on the basis of the mutual understanding of the Parties and shall not be construed against either Party by reason of such Party's being the drafter hereof or thereof.

         11.12 EXHIBITS, SCHEDULES AND ATTACHMENTS. Any and all exhibits, schedules and attachments referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

         11.13    NON-COMPETITION. During the term of this Agreement and for two
(2) years thereafter, Hollister-Stier agrees that it shall not manufacture or agree to manufacture any material using microsphere technology for use as or in connection with an ultrasound contrast agent that competes with the Product. Further, Hollister-Stier shall not use any inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to procedures and techniques, computer technical expertise, software, and certain technical expertise and conceptual expertise relating to the Intermediate and Product which have been independently developed by Client or its Affiliates to assist any third party in connection with an ultrasound contrast agent that competes with the Product.

         IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first written above.


ACUSPHERE, INC.                             HOLLISTER-STIER LABORATORIES LLC

/s/ Sherri C. Oberg                         /s/ A. Bonanzino
------------------------------              --------------------------------
Signature                                   Signature

Sherri. C. Oberg                            A. Bonanzino
------------------------------              --------------------------------
Name                                        Name

President and C.E.O.                        President and CEO
------------------------------              --------------------------------
Title                                       Title

                                    Exhibit 1

                                (See Attachment)

                                    EXHIBIT 1


         Hollister-Stier Laboratories LLC ("Hollister") and Acusphere, Inc. ("Client") have identified in this Exhibit 1 certain manufacturing activities to be provided by Hollister-Stier, and various assumptions associated with the project.

I.       MANUFACTURING ACTIVITIES

         CATEGORY                           DESCRIPTION
         --------                           -----------

         Analytical        Draft analytical testing method transfer for Client
                           approval, execute analytical methods and equipment
                           transfer, including confirmation of Client methods
                           and procedures; draft analytical methods transfer
                           report for Client approval; draft equipment transfer
                           protocol for Client approval; draft equipment
                           procedure documents using Client supplied analytical
                           method and equipment protocols and procedures for
                           Client approval; conduct raw material release
                           testing, conduct Intermediate and Product batch and
                           stability testing; generate Intermediate and Product
                           batch testing result reports for Client approval and
                           release; draft release Specifications for raw
                           material, Intermediate and Product testing using
                           Client supplied raw material, Intermediate and
                           Product Specifications for Client approval.


         Process Development MSDS/Safety training; confirm Client's lyophilization cycle on Hollister-Stier's lyophilizer.


         Batch Precursor   Confirm performance of Client's vial, stopper and
         Work              seal on Hollister-Stier production equipment;
                           calibrate Client supplied equipment; execute I/OQ
                           protocols of Client supplied equipment using Client
                           supplied I/OQ protocols; draft equipment procedure
                           documents using Client supplied protocols and
                           procedures for Client approval; execute appropriate
                           qualification or validation protocols on
                           Hollister-Stier production equipment (i.e., autoclave
                           load patterns) for use with Client supplied equipment
                           and components; draft Steam-in-place (SIP) protocols
                           for Client supplied equipment for Client



                                     1 of 8

                           approval; execute Steam-in-place (SIP) protocols for Client supplied equipment; draft Steam-in-place (SIP) reports for Client approval, confirm Client supplied equipment cleaning procedures; execute minimum number of simulation, demonstration and development batches prior to aseptic validation batches; execute Process
                           Simulation (Intermediate) and Media Fill (Product) batches (aseptic validation); create/update environmental monitoring procedures for Intermediate and Product manufacturing; confirm shipping container for bulk shipment of Product to Client designated location, using appropriate temperature monitoring device(s).

         Batch Activities  Draft Master Batch Production and Control records, including aseptic validation Batch Production and Control records, using Client supplied manufacturing and aseptic validation batch records for Client approval. (Labor associated with the manufacturing, inspection and packing of the (Intermediate) and Product is included in the batch cost).

         Post-Batch        Activities Preparation of CTM Program Summary Report
                           following completion of contract, The content of the
                           CTM Program Summary Report will be mutually agreed
                           upon in writing by the Parties before execution.

         Stability         Draft Product stability testing protocol and
         Program           stability report format for Client approval; store
                           stability batches and conduct testing of all
                           CTM/stability batches of the Product in upright and
                           inverted orientations at accelerated and standard
                           controlled storage conditions according to ICH
                           guidelines and verified analytical methods; generate
                           stability testing result reports to Client at
                           appropriate frequency.


                  Hollister-Stier will submit invoices in accordance with
         Section 2.4 of the CTM Agreement. The format of the invoice will be approved by the Client. The invoice will be submitted to Client by no later than thirty (30) days from the completion of an applicable milestone.

                  The anticipated number of batches and batch costs are stated below. The number of Development (Simulation) batches is an estimate. Hollister-Stier and


                                     2 of 8

         Client shall cooperate in efforts to attempt to minimize the required number of these batches; and Hollister-Stier will invoice Client only for batches actually produced.


Number       Batch Type     Batch Description/Purpose        Price/Batch (1)                    Total Price
------       ----------     -------------------------        ------------                       -----------

1*           Water Batch    Test process recipes/activities  [CONFIDENTIAL TREATMENT            [CONFIDENTIAL TREATMENT
                                                             REQUESTED] /*/                     REQUESTED] /*/
1-2*         Development    Simulation - [CONFIDENTIAL       [CONFIDENTIAL TREATMENT            [CONFIDENTIAL TREATMENT
                            TREATMENT REQUESTED] /*/         REQUESTED] /*/                     REQUESTED] /*/
3*           Media Fills    Validate batch processing        [CONFIDENTIAL TREATMENT            [CONFIDENTIAL TREATMENT
                                                             REQUESTED] /*/                     REQUESTED] /*/
1***         CTM            Clinical trial/stability         [CONFIDENTIAL TREATMENT            [CONFIDENTIAL TREATMENT
                            batches                          REQUESTED] /*/                     REQUESTED] /*/
2-6***       CTM            Clinical trial/stability         [CONFIDENTIAL TREATMENT            [CONFIDENTIAL TREATMENT
                            batches                          REQUESTED] /*/                     REQUESTED] /*/
                                                                                                ----------------------------
     Total Batch Cost                                                                           [CONFIDENTIAL TREATMENT
                                                                                                REQUESTED] /*/

         * Includes costs for all raw materials and components.
         ** Includes costs for all raw materials and components, with the exception of the perfluorocarbon gas, phospholipid and polymer raw materials which will be supplied by Client .
         *** The CTM batch cost also includes inspection and bulk packaging.

         All Development (Simulation), Media Fill (including Process Simulation batches for the Intermediate) and CTM batches are comprised of one (1) Intermediate batch and one (1) Product batch.

         C.       CAPITAL COSTS.

                  Hollister-Stier anticipates that the following capital costs will be incurred in connection with this project. Renovations to the CTM Program Facilities are required to provide Client with CTM and commercial scale-up capability for manufacturing the Intermediate. The renovations will create a manufacturing area dedicated to Client. Excess capacity of this dedicated manufacturing area not utilized by Client may be used by Hollister-Stier upon written approval from Client. Such approval will not be unreasonably withheld. Client's manufacturing equipment may not be used by other Hollister-Stier clients.

         DESCRIPTION                        PRICE
         -----------                        -----
         Facility Renovations               [CONFIDENTIAL TREATMENT REQUESTED] /*/
         Capital Equipment                  [CONFIDENTIAL TREATMENT REQUESTED] /*/

                  Total Capital Cost        [CONFIDENTIAL TREATMENT REQUESTED] /*/

         Hollister-Stier will invoice Client for such capital costs in accordance with Section 2.4 of the CTM Agreement. Client will review and approve the layout and installation of its equipment within the CTM Program Facilities.


                                     3 of 8

II.      TECHNOLOGY TRANSFER ACTIVITIES

         The parties have identified a series of technology transfer activities required to prepare for Intermediate and Product batch production by Hollister-Stier. The Technology Transfer Project activities listed in Section II.A. of this Exhibit will be completed prior to the manufacture of CTM batches of the Intermediate and Product.

         A.       TECHNOLOGY TRANSFER PROJECT ACTIVITIES.

                  The following activities, at a minimum, must be completed to enable Hollister-Stier to manufacture the Intermediate and the Product. The activities assume success at each stage; no contingency activities have been included as part of the project work or in estimates of price, modification of which will require mutual agreement of the parties.

          - Cleaning Methodology - verify the Intermediate and the Product can be removed from Hollister-Stier supplied manufacturing equipment and CTM Program Facilities, as applicable. Hollister-Stier will confirm that procedures are in-place to remove product residues other than the Intermediate and Product from Hollister-Stier supplied equipment and the CTM Program Facilities.
          -    [CONFIDENTIAL TREATMENT REQUESTED] /*/
          -    Biological Methods Development/Transfer - Sterility, LAL.
          -    Qualification/Validation Activities - execute as set forth in
               Section I(A) Batch Precursor Work of this Exhibit.
          - Water Batch - One (1) full scale water batch/line test to verify the Intermediate and Product manufacturing processes: focal points include the Intermediate manufacturing process flow (includes homogenization), the Product manufacturing process, including fill accuracy, [CONFIDENTIAL TREATMENT REQUESTED] /*/, freeze drying, capping, loading and unloading. Hollister-Stier and Client acknowledge that water cannot simulate certain processing steps within the Intermediate and Product manufacturing processes.
          - Development (Simulation) Batches - One (1) to two (2) batches to simulate the Intermediate and Product manufacturing process using [CONFIDENTIAL TREATMENT REQUESTED] /*/ rather than active formulation and does not include the perfluorocarbon gas.
          - Process Simulation/Media Fills - a minimum of three (3) consecutive, successful Process Simulation/Media Fill batches to qualify the aseptic manufacturing of the Intermediate and the Product, and container closure integrity.
          - Clinical Trial Material Batches - Three (3) to six (6) batches using the active formulation and perfluorocarbon gas.



                                     4 of 8

          - Hollister-Stier agrees to work with Client to attempt to minimize the number of Development batches required and will bill only for batches actually performed.

         B.       ASSUMPTIONS.

         Manufacturing Assumptions

         1. Project may require completion of MSDS, Safety Assessment, Environmental Assessment, and Waste Disposal procedures as appropriate for this project. Costs associated with these assessments will be borne by Hollister-Stier. The parties shall in good faith identify capital expenditures needed to achieve compliance with safety and environmental issues and to the relative responsibility of each party to pay for any such expenditures.

         2. Hollister-Stier will furnish all raw materials and components for all activities, with the exception of the polymer, phospholipid and perfluorocarbon gas which will be provided by Client. Sampling and release testing [CONFIDENTIAL TREATMENT REQUESTED] /*/ will be performed at Hollister-Stier on all raw materials and components supplied by Hollister-Stier and including all raw materials supplied by Client; additional release testing will be performed by an outside laboratory as stated in Item #23 of the Analytical Assumptions Section.

         3. Client will be responsible for [CONFIDENTIAL TREATMENT REQUESTED] /*/ disposal costs. Hollister-Stier to identify appropriate disposal company and disposal cost/55 gallon drum.

         4. Development of procedures for recovery of unused perfluorocarbon gas is not included in this proposal.

         5. Client will (in good faith) approve master batch documentation using Hollister-Stier's documentation approval procedures prior to change implementation. The Master Batch Documentation includes: Master Formulas (a.k.a. Manufacturing Work Orders), Filling Work Orders (Fwos), equivalent documents for Process Simulation/Media Fill Batches, Bills of Materials for Filling & Packaging Operations and SOPs for dedicated Client supplied equipment. Client will approve all protocols for proposed Validation work for the Client's Intermediate and Product specific equipment, processes and systems. Client reserves the right to approve additional documents as they are defined.

         6. All cleaning procedures will be verified by Hollister-Stier. Hollister-Stier will develop suitable residue methods, if required. Hollister-Stier will verify that the Intermediate and the Product can be removed from Hollister-Stier supplied manufacturing equipment and CTM Program



                                     5 of 8

                  Facilities, as applicable. Hollister-Stier will confirm that procedures are in-place to remove product residuals other than the Intermediate and Product from Hollister-Stier supplied equipment and the CTM Program Facilities.

         7. The batch size is estimated at [CONFIDENTIAL TREATMENT REQUESTED] /*/ of the Intermediate, and [CONFIDENTIAL TREATMENT REQUESTED] /*/ of the Product, with an estimated yield of [CONFIDENTIAL TREATMENT REQUESTED] /*/ vials of Product.

         8.           Primary packaging consists of

                      Schott-West 20-mL type 1 tubing vials - West Catalog No.:
                  68000321 Daikyo 20mm Flurotech stoppers - West Catalog No.:
                  V10-F451W SVLYO West 20mm flip-off seals - West Catalog No.:
                  5420-2054

         9.           [CONFIDENTIAL TREATMENT REQUESTED] /*/

         10.          [CONFIDENTIAL TREATMENT REQUESTED] /*/

         11. Metrology schedules for manufacturing equipment will be jointly agreed upon by Client and Hollister-Stier.

         12. Manufacturing facility temperature and humidity requirements for the Intermediate and Product are as follows: temperature < 23(Degree)C; humidity < 55% RH. - -

         13. The Product will be 100% manually inspected following capping. Hollister-Stier and Client will jointly determine inspection criteria for acceptability.

         14. A minimum of three (3) consecutive, successful Process Simulation/Media Fill batches is required for the aseptic processing qualification and container/closure integrity testing. The cost of additional Process Simulation/Media Fill batches is outside of the scope of this proposal.

         15.          CTM batches will be bulk packaged unlabeled.


         Analytical Assumptions

         16. The project requires Analytical Methods Transfer and assay verification for pertinent analytical testing. Client will approve the Analytical Standards (Raw Materials and Intermediate and Product Specifications, Test Methods and Addenda) prior to change implementation. Client will receive and approve all Master Analytical Method Transfer Protocols and Reports, all Master Analytical Standards Documents (Raw Materials,



                                     6 of 8

                  Intermediate and Product Specifications, Testing and Agenda and Standard Operating Procedures (SOPs)) for Client supplied equipment. Client reserves the right to approve additional documents as they are defined.

         17. Hollister-Stier will perform release testing of liquid nitrogen used in the manufacturing processes for the Intermediate and Product.

         18. Transfer of the Intermediate and Product ID, in-process and release methods, and transfer of the Sterility, and LAL methods, will consist of closely adapting Client's validated methods and confirming their validity.

         19. Analytical methods and specifications must be generated by Hollister-Stier and approved by Client for raw materials, the Intermediate and Product. Analytical methods and specifications are critical documents and review and approval is required per assumption #16.

         20. The project assumes that the scope of analytical testing at Hollister-Stier includes: [CONFIDENTIAL TREATMENT REQUESTED]/*/. These tests will be performed as in-process or release tests once finalized by Client. Closure integrity testing will be required for stability.

         21. In order for Hollister-Stier to perform certain release testing for the Product, it may be necessary to purchase additional capital equipment for the laboratory. Hollister-Stier will notify Client prior to the purchase of additional equipment, if required. Client will provide this additional equipment to Hollister-Stier, as appropriate.

         22. Stability sample controlled storage and testing of the Product will be performed by Hollister-Stier.

         23. (1)HNMR testing will be performed by a contract laboratory.

         24. The first three (3) QA released CTM batches will be placed on stability.



                                     7 of 8

         General Assumptions

         25. Client will compensate Hollister-Stier for travel and other expenses associated with a technical transfer discussion at the current site of manufacture, if required.

         26. Hollister-Stier Regulatory Affairs will provide, at a minimum, in-house regulatory support, necessary documentation to support regulatory submissions, including raw data, and regulatory consulting activities. Regulatory consulting will be billed on a per-hour basis[CONFIDENTIAL TREATMENT REQUESTED] /*/.

         27. Following successful completion of the required Process Simulation/Media fill batches, Hollister-Stier will be responsible for manufacturing the Intermediate and Product to agreed specifications.

         28. The project assumes that Hollister-Stier does not have to purchase new equipment for the manufacture of the Intermediate and Product. Purchases not agreed by the parties are outside the scope of the project.

         29. Shipping of Product will be at Client's expense, with delivery FOB Spokane, WA.

         30. The Intermediate and Product will be manufactured according to USP, EP, and applicable cGMP requirements.

         31. Client personnel will be available on site to serve on the Project Team. Hollister-Stier will provide an appropriate office space for Client personnel (2 individuals) as set forth in Section 2.14 of the CTM Agreement.

         32. Client will conduct a formal cGMP audit of the appropriate manufacturing and analytical areas associated with this project. The audit date will be mutually agreed upon by both parties, but must occur before August 31, 2001. Prior to initiating the CTM Program, Hollister-Stier will promptly remedy to Client's satisfaction any reasonable issues or concerns noted during Client's formal cGMP audit.


                                     8 of 8

                                    Exhibit 2

                     Intermediate and Product Specifications

                                    Exhibit 3

                                    Schedule

                     [CONFIDENTIAL TREATMENT REQUESTED] /*/

                                    Exhibit 4

                                  Documentation

ANALYTICAL DOCUMENTATION

         1.   Method Transfer Protocols
         2.   Method Transfer Final Report
         3.   Equipment SOP's (for Acusphere provided equipment)

RAW MATERIAL/MANUFACTURING COMPONENT/PRODUCT DOCUMENTATION

         1.   Raw Material and Manufacturing Component Specification Sheets
         2.   PLGA Microspheres for AI-700 Specification
         3.   AI-700 Specification
         4.   Raw Material and Manufacturing Component Release Reports
         5.   PLGA Microspheres for AI-700 Certificate of Analysis
         6.   PLGA Microspheres for AI-700 Certificate of Compliance
         7.   AI-700 Certificate of Analysis
         8.   AI-700 Certificate of Compliance
         9.   Bulk Shipping Label Format

MANUFACTURING DOCUMENTATION

         1.   Equipment I/OQ Protocols (for Acusphere provided equipment)
         2.   Equipment SIP Protocols (for Acusphere provided equipment)
         3.   Equipment SOP's (for Acusphere provided equipment)
         4.   Qualification or Validation protocols on Hollister-Stier equipment used in conjunction with
              Acusphere equipment or processes (e.g., autoclave - load patterns)
         5.   Aseptic manufacturing batch records (Process Simulation & Media Fills)
         6.   PLGA Microspheres for AI-700 manufacturing batch records
         7.   AI-700 manufacturing batch records
         8.   Equipment Cleaning & Use Log Books for all manufacturing equipment (Acusphere or
              Hollister-Stier) used in this project
         9.   Certificates of Calibration for Acusphere-supplied equipment
         10.  Preventative maintenance or maintenance work orders preformed on Acusphere-supplied equipment
         11.  Environmental Monitoring Data/batch
         12.  WFI Data/batch
         13.  Deviations/Incidents
         14.  Investigations
         15.  Change Control documents
         16.  Bulk Package/Shipping Records

STABILITY DOCUMENTATION

         1.   Stability Protocol
         2.   Stability Reports


                                    Exhibit 5

                     Analytical and Manufacturing Equipment

                     [CONFIDENTIAL TREATMENT REQUESTED] /*/

                     Analytical and Manufacturing Equipment

                     [CONFIDENTIAL TREATMENT REQUESTED] /*/

                                    Exhibit 6

      Intermediate and Product Master Batch Production and Control Records

                                    Exhibit 7

           Intermediate and Product Master Quality Control Analytical
                         Testing Methods and Procedures

                                    Exhibit 8

                  Analytical Testing Method Transfer Protocols

                                    Exhibit 9

                         H-S CTM Manufacturing Proposal

                                (See Attachment)

August 16, 2001


Mr. Thomas M. Hanlon III
Senior Director, Manufacturing and Process Development
Acusphere, Inc.
University Park at M.I.T.
38 Sidney Street
Cambridge, MA  02139

Dear Mr. Hanlon:

Hollister-Stier Laboratories LLC (H-S) is pleased to provide the following quotation for the aseptic manufacturing of PLGA Microspheres and AI-700 for clinical trials. The scope of this quote includes production of CTM batches and the stability program associated with those batches. Commercial production of the product is not included in this proposal.

Project Assumptions

1.       Manufacturing Assumptions

         1.1 Projected AI-700 Lot Size: [CONFIDENTIAL TREATMENT REQUESTED] /*/ vials maximum (approximately [CONFIDENTIAL TREATMENT REQUESTED] /*/).

         1.2 One (1) batch of PLGA Microspheres will produce one (1) batch of AI-700.

         1.3 All manufacturing process equipment to be provided by Acusphere.

         1.4 Hollister-Stier will purchase the following excipient ingredients as specified by Acusphere: D-Mannitol (Powder), Polysorbate 80, (certified Kosher) [CONFIDENTIAL TREATMENT REQUESTED] /*/. All of the raw materials listed above can be stored at room temperature.

         1.5 The following raw materials will be provided by Acusphere for all development and CTM batches: Polymer (2-8(degrees)C storage), Phospholipid (less than -20(degrees)C storage), and Perfluorocarbon Gas (room temperature storage). Acusphere will be responsible for the cost and coordination of the shipment for these bulk raw materials.

         1.6      Acusphere will provide the Lyophilization cycle.

         1.7 Acusphere will provide insulated packaging for the shipment of finished product. Temperature monitoring methods and instrumentation used during shipment will be provided by Acusphere. Acusphere will provide any hardware and software required to run, download, or program their devices.

         1.8 Product will be shipped F.O.B. Spokane to a single location designated by Acusphere at Acusphere's expense and liability.

         1.9      Finished product will be stored at H-S between 2-8(Degree)C.

         1.10 The cost of the [CONFIDENTIAL TREATMENT REQUESTED] /*/ are included in the batch production cost.

         1.11 The minimum shelf temperature that can be reliably attained on the Edwards Lyophilizer is -45(Degree)C.

         1.12 At this time H-S is assuming that employee health screening will not be required for the use of [CONFIDENTIAL TREATMENT REQUESTED] /*/. Acusphere has provided H-S with a health screening history of their employees.

         1.13     [CONFIDENTIAL TREATMENT REQUESTED] /*/

         1.14 Process equipment operation and trouble shooting will be the responsibility of Acusphere. This responsibility will be transferred to H-S upon the first CTM batch.

2.       Documentation Assumptions

2.1 Revisions to SOPs related to the operation of the process equipment and batch records will be the responsibility of H-S. [CONFIDENTIAL TREATMENT REQUESTED] /*/

2.2 The SOP for the integrity testing of solution filters will be the responsibility of H-S.

2.3 H-S will perform equipment I/OQs that will be provided electronically by Acusphere. A very brief protocol supplement will be written by H-S to document the performance of Acusphere's I/OQ and any additional qualification steps required. The supplement will be issued an H-S protocol number and will follow the H-S standard protocol filing procedure. Both H-S and Acusphere will approve the protocol supplements.

3.       QA Assumptions

         3.1 Acusphere's approval to proceed with this project is contingent on the successful completion of a cGMP audit. This cGMP audit is currently being scheduled for the week of August 20th, 2001.

         3.2 Product will be produced using Hollister-Stier's general quality control program, subject only to product specific changes.

         3.3 Acusphere will provide copies of all relevant test procedures, method validation reports, and product and component specifications. These will be converted to H-S format. Both H-S and Acusphere will approve procedures and method validation reports. Acusphere will support the technical transfer of test procedures and method validation.

         3.4 Acusphere will provide the polymer, phospholipid, and perfluorocarbon needed to produce the required product. [CONFIDENTIAL TREATMENT REQUESTED] /*/

         3.5      Acusphere will provide:

                  3.5.1    [CONFIDENTIAL TREATMENT REQUESTED] /*/

                  3.5.2    [CONFIDENTIAL TREATMENT REQUESTED] /*/

                  3.5.3    [CONFIDENTIAL TREATMENT REQUESTED] /*/

         3.6 Validated/qualified methods will be provided by Acusphere for all analytical testing.

         3.7 Retention sample storage will be an H-S responsibility and will satisfy the requirements of Acusphere. Retention sample storage environmental conditions will be 2-8oC.

         3.8      Regulatory support is currently undefined.

         3.9 Stability sample incubation and the stability test program will be the responsibility of H-S. Stability test quantities and environmental conditions are listed on page 10 of this proposal.

         3.10 H-S will perform endotoxin and sterility testing in-house using qualified/validated methods transferred from Acusphere contract laboratories.

         3.11 An outside laboratory will perform container/closure integrity testing by dye leakage. H-S will be responsible for shipment of vials to the laboratory.

4.       Validation Assumptions

         4.1 Solution filter validation will be completed by Acusphere by Q4, 2001.

         4.2      [CONFIDENTIAL TREATMENT REQUESTED] /*/

         4.3      [CONFIDENTIAL TREATMENT REQUESTED] /*/

         4.4      [CONFIDENTIAL TREATMENT REQUESTED] /*/

5.       Engineering/Facility Assumptions

         5.1 In the new production facility design, H-S will provide floor space encompassing existing rooms S17, S19, S18A, and portions of S12 and S8 in the area formerly known as Allpyral. In addition, H-S will provide a temporary equipment qualification area known as S28.

         5.2 Travel to meet the requirements of this project will be billed to Acusphere at cost. H-S has identified two pieces of critical equipment that will require Factory Acceptance Testing (F.A.T.) and/or design review visits. These pieces of equipment are the aseptic compounding booth and the facility Air-Handling Unit (AHU). Travel and expenses will be invoiced separately (at cost) and no labor will be charged. Any vendor visits will be discussed with the Acusphere Project Manager prior to travel, and a visit report/copies of receipts will be issued to Acusphere with the invoice. Acusphere may wish to attend these F.A.T. or design review visits, and this is acceptable to H-S. The total cost of project travel will not exceed $20,000.

         5.3 Disposal of the used [CONFIDENTIAL TREATMENT REQUESTED] /*/ is included in the batch production cost.

         5.4 H-S will provide cleaning and use logs for the process equipment.

         5.5 Factory calibrations required on sophisticated instrumentation will be provided by Acusphere. All other instrument calibrations will be provided by H-S.

         5.6 Process hoses, filters, filter stands, support equipment, and equipment spare parts will be provided by Acusphere.

         5.7 A floor scale for compounding accountability will be provided by Acusphere. The floor scale will be provided with an appropriate printer in order to document the critical steps during the processing.

         5.8 The facility renovation project schedule holds a 3-week contingency. Delivery time lines from vendors have not been received for the following: critical equipment, A&E firms, construction firms or demolition crews. These lead times could have an impact on the estimated completion date.

ATTACHMENTS TO QUOTE

1. CTM Project Schedule A preliminary project schedule is provided in Section #1. The scope of this schedule includes the manufacture of the first batch of CTM material. All other CTM batches will proceed per a schedule supplied by Acusphere and agreed upon by H-S.

2. CTM Facility Renovation Layout A preliminary facility renovation layout is provided in Section #2. This preliminary design was the result of a joint effort between the Acusphere and H-S Engineering groups. The scope of this design is to provide PLGA Microsphere CTM and commercial scale up capacity for Acusphere. Facility capacity not used by Acusphere can be used by H-S for the production of other CTMs. Acusphere will have pre-notification of the other product types to be manufactured in the CTM facility.

3.       CTM Facility Renovation Schedule A preliminary facility renovation schedule is provided in Section #3. This renovation schedule is based on H-S experience, and no timelines have been provided by contractors.

4. CTM Facility Renovation Costs/Equipment Costs A preliminary facility renovation cost spreadsheet is provided in Section #4. This renovation schedule is based on H-S experience, and no formal quotes have been provided by contractors or vendors. Acusphere will retain ownership of all portable equipment.

5. CTM Facility Documentation Costs A variety of costs related to validation and documentation are referenced in Section #5. All prices are estimates, subject to change as the project is more clearly defined.

6. Product Release Testing and Stability Program Testing A spreadsheet is attached in Section #6 which delineates all analytical testing required for product release and for the stability program.

7. Detailed Costs for the Stability Study Program. A document is reflected in Section #7, which delineates details on the costs associated with the stability study program.

8. Copies of Presentation Section #8 includes copies of the PowerPoint Presentation provided in Cambridge, MA on August 7, 2001.

PROJECT COSTS

1.       One Time Technology Transfer Costs

1.1 Various costs related to validation and documentation. These costs are detailed in Section #5. [CONFIDENTIAL TREATMENT REQUESTED] /*/

1.2      Project Management

         Project Leader: 6 months [CONFIDENTIAL TREATMENT REQUESTED] /*/
         - Primary project interface at H-S, track the project schedule, organize and chair the team meetings, budget tracking, meeting minutes, project book management, control of project scope.

         Facility Engineer: 6 months [CONFIDENTIAL TREATMENT REQUESTED] /*/
         - Primary responsibility for facility design, utility design, demolition, renovation, equipment purchase, contractor supervision, documentation, commissioning, qualification, etc.

         Equipment Engineer: 6 months [CONFIDENTIAL TREATMENT REQUESTED] /*/
         - Specification and purchase of the aseptic compounding booth, the chemical fume hood, the -20(degrees)C freezer, components for SIP of the control piping and drying coil of the spray dryer and five (5) tanks, permit management, electrical installation and supervision, set up of process development area, Building Automation System, drawing support, etc.

         Analytical Scientist: 6 months total [CONFIDENTIAL TREATMENT REQUESTED] /*/
         -        Familiarization/Preparation for Tech Transfer: 3 months
                  -        Review analytical package.
                  - Ensure H-S equipment/reagents/supplies are available and in-place.
                  - Set-up, training with [CONFIDENTIAL TREATMENT REQUESTED] /*/ representative.
                  -        Training time with Acusphere analyst.
                  -        Establish assay parameters with "training" supplies.
         -        Tech Transfer: 3 months
                  - Provide written draft of protocol with Acusphere procedures and input for acceptance criteria, to encompass all analytical methodologies to be transferred, edited, with final approval by both sites.
                  -        Complete the studies upon approval of the protocol.

                  - Investigation of unexpected results and resolution of any problems.
                  - Provide final acceptance report for approval at both sites.
                  - Convert procedures to H-S format and receive approval from H-S and Acusphere.
                  -        Unplanned analytical support for process work.

         Validation Support - Sterilization Process: 3 months[CONFIDENTIAL TREATMENT REQUESTED] /*/

         - Develop and validate the autoclave sterilization loads for all aseptic assembly parts and all SIP validation support. This includes full validation on two 75L processing tanks and the spray dryer skid.

         Production: 6 months [CONFIDENTIAL TREATMENT REQUESTED] /*/
         - Development of 4 batch records to include PLGA Microspheres, AI-700, Process Simulation [CONFIDENTIAL TREATMENT REQUESTED] /*/ and media fill batch records, manufacturing and PIC coordination, SOP writing, development of filling/freezing process, and lyophilizer cycle development and test runs.

         Dedicated Process Specialist: 6 months[CONFIDENTIAL TREATMENT REQUESTED] /*/
         - This will include one validation person who will be responsible for performance of equipment I/OQ, writing/modifying SOPs, learning the process and operation of the equipment, commissioning of equipment, and I/OQ supplements.

         Regulatory Support: 1 month TBD
         - FDA notification for major utility modifications, CBE30 for SLM area. These activities are not yet defined and will be billed for actual hours worked @[CONFIDENTIAL TREATMENT REQUESTED] /*/.


         TOTAL:  PROJECT MANAGEMENT ONE TIME COST
         [CONFIDENTIAL TREATMENT REQUESTED] /*/

         NOTE: If this project extends for greater than 6 months (up to the point of the first development batch) additional time will be charged at the standard [CONFIDENTIAL TREATMENT REQUESTED] /*/.

1.3      New Capital Equipment Costs -
         (see details in Section #4) [CONFIDENTIAL TREATMENT REQUESTED] /*/

1.4      Facility Renovation Costs - (see details in Section #4)
         [CONFIDENTIAL TREATMENT REQUESTED] /*/

1.5 Process Development and Commissioning Area. In order to expedite the project schedule, H-S is recommending immediate receipt of the process equipment for development work. A dedicated commissioning area for the receipt and testing of this equipment has been identified. The area is rich in utilities such as electrical, compressed air and nitrogen in order to start up and commission equipment. Modifications will be required to the existing electrical in this area, and a short clean steam run will need to be installed. Relocation of the existing racking, equipment and spare parts located in the area will be required. SIP development for the processing vessels will be of prime importance in this area. [CONFIDENTIAL TREATMENT REQUESTED] /*/

TOTAL ONE TIME COST FOR ANALYTICAL METHODS TRANSFER, VALIDATION, SOPS, FOUR BATCH RECORDS, MISCELLANEOUS DOCUMENTATION, PROJECT MANPOWER, NEW CAPITAL EQUIPMENT, FACILITY RENOVATION, AND THE RENOVATION OF ROOM S28 =[CONFIDENTIAL TREATMENT REQUESTED] /*/

2.       PAYMENT SECTION
         PAYMENT SCHEDULE FOR TECHNOLOGY TRANSFER ONE TIME COSTS

         2.1 Payment #1, [CONFIDENTIAL TREATMENT REQUESTED] /*/ for down payment on long lead-time equipment and the initiation of contracted design for the facility renovation. Long lead-time equipment includes AHU, aseptic compounding booth, heat exchangers, HEPA filters and housings, S.S. doors and frames, etc. Receipt of [CONFIDENTIAL TREATMENT REQUESTED] /*/ and approval of the quotation will initiate the project and the purchase of long lead-time equipment.

         2.2 Payment #2, [CONFIDENTIAL TREATMENT REQUESTED] /*/ of the total one time technology transfer cost [CONFIDENTIAL TREATMENT REQUESTED] /*/ to be paid approximately 30 days from the initiation of the project. It is the goal of H-S and Acusphere to have a signed contract by payment #2.

         2.3 Payment #3, [CONFIDENTIAL TREATMENT REQUESTED] /*/ of the total one time technology transfer cost [CONFIDENTIAL TREATMENT REQUESTED] /*/ to be paid upon achieving the facility renovation project schedule midpoint (milestone payment is referenced on project schedule). Two credits will be provided on this payment.

                  2.3.1 The down payment of [CONFIDENTIAL TREATMENT REQUESTED] /*/ will be credited on this payment.

                  2.3.2 At this early stage in the facility renovation design, H-S Engineering is confident of a NTE facility renovation cost including a [CONFIDENTIAL TREATMENT REQUESTED] /*/ contingency. Upon completing the A&E design, H-S Engineering will have developed a facility renovation cost plus a [CONFIDENTIAL TREATMENT REQUESTED] /*/ contingency. The [CONFIDENTIAL TREATMENT REQUESTED] /*/ contingency amount is scheduled to be available by 10-6-01. The cost of the facility renovation with a [CONFIDENTIAL TREATMENT REQUESTED] /*/ contingency is expected to be less than the current facility renovation estimate detailed on this proposal. If the [CONFIDENTIAL TREATMENT REQUESTED] /*/ contingency cost is less than the current estimate, the difference will be credited to Acusphere.

         2.4 Payment #4, [CONFIDENTIAL TREATMENT REQUESTED] /*/ of the total one time technology transfer cost [CONFIDENTIAL TREATMENT REQUESTED] /*/ to be paid upon performance of the first development batch.

3.       Qualification Run Charges

         3.1      Development Batch (1) [CONFIDENTIAL TREATMENT REQUESTED] /*/

         3.2 Process Simulation/Media Fill [CONFIDENTIAL TREATMENT REQUESTED] /*/ [CONFIDENTIAL TREATMENT REQUESTED] /*/

         3.3 Qualification run billing schedule: Upon producing the development batch, an invoice will be submitted to Acusphere with NET 30 payment terms. Upon completing the 14-day incubation period for media fills and performing the media inspection, an invoice will be submitted to Acusphere with NET 30 payment terms.

4. Routine Production Costs - Routine production costs are based on H-S providing the following services:

         4.1 Purchasing and releasing of excipient raw materials and components including vials, stoppers, and seals as specified by Acusphere.

         4.2 Aseptic processing of PLGA Microspheres and aseptic processing of AI-700.

         4.3 Individual product vials will not be labeled or ink jetted. The finished product vials will be placed into Acusphere's insulated package and bulk labeled by H-S. H-S will not provide any packaging design support. Acusphere will supply H-S a letter requesting the vials to be shipped without labels or ink jetting.

         4.4 Cosmetic inspection for vial defects, missing stoppers, stopper defects, seal defects, cake cosmetics and color, and gross particulate.

         4.5 Required product release testing (see Section #6 for specific testing to be performed) and retention sample storage.

         4.6 AI-700 batch size will be limited to the maximum capacity of the Edwards Lyophilizer, which is [CONFIDENTIAL TREATMENT REQUESTED] /*/ vials.

         4.7 H-S will provide copies to Acusphere of requested manufacturing, analytical and environmental documentation associated with each CTM batch produced.

         4.8 Price per batch of CTM material produced. The current estimate is [CONFIDENTIAL TREATMENT REQUESTED] /*/ in Q1/Q2 of 2002. [CONFIDENTIAL TREATMENT REQUESTED] /*/

                  NOTE: Upon completing batch record documentation for each CTM batch, an invoice will be submitted to Acusphere with NET 30 payment terms.

5. Stability Program Costs (detailed breakdown of costs are provided in Section #7).

         5.1      [CONFIDENTIAL TREATMENT REQUESTED] /*/

         5.2      [CONFIDENTIAL TREATMENT REQUESTED] /*/

         5.3 Container/closure Integrity test at [CONFIDENTIAL TREATMENT REQUESTED] /*/ time points: [CONFIDENTIAL TREATMENT REQUESTED] /*/ upright vials and [CONFIDENTIAL TREATMENT REQUESTED] /*/ inverted vials. [CONFIDENTIAL TREATMENT REQUESTED] /*/ vials from each CTM batch will be tested for closure integrity. Closure integrity testing will be performed at an outside laboratory, and H-S will be responsible for the shipment and documentation of the results of the testing.

                  Total stability program cost/lot is [CONFIDENTIAL TREATMENT REQUESTED] /*/ =[CONFIDENTIAL TREATMENT REQUESTED] /*/

PROJECT COST SUMMARY
One Time Technology Transfer Costs..........................................................[CONFIDENTIAL TREATMENT REQUESTED] /*/
One Development Batch.......................................................................[CONFIDENTIAL TREATMENT REQUESTED] /*/
Process Simulation/Media Fill [CONFIDENTIAL TREATMENT REQUESTED]/*/.........................[CONFIDENTIAL TREATMENT REQUESTED] /*/
CTM Batches [CONFIDENTIAL TREATMENT REQUESTED] /*/..........................................[CONFIDENTIAL TREATMENT REQUESTED] /*/
Stability Program Costs.....................................................................[CONFIDENTIAL TREATMENT REQUESTED] /*/

TOTAL PROJECT COST                                                                          [CONFIDENTIAL TREATMENT REQUESTED] /*/

REGULATORY STATUS
CBER (Team Biologics) inspected Hollister-Stier in September of 2000. This inspection was a general inspection of the entire facility including SVP. The FDA Form 483 issued at the conclusion of the inspection contained 13 observations, all of which were addressed by January 2000. CBER categorized the inspection as Voluntary Action Indicated (VAI). Hollister-Stier also received a PAI and Establishment Inspection by CDER in September 1999. This inspection resulted in approval of the SVP Department, and no FDA Form 483 was issued.

Hollister-Stier is very excited about the opportunity to work with Acusphere on the PLGA and AI-700 project, and we are confident of our ability to meet your requirements. Since Acusphere's project timeline is critical, we suggest that Hollister-Stier and Acusphere sign a Letter of Intent indicating both parties' willingness to reach agreement on a contract for clinical lot production. Such a letter will be accompanied by a payment of [CONFIDENTIAL TREATMENT REQUESTED] /*/. Signature of both parties below will constitute a Letter of Intent between Hollister-Stier Laboratories LLC and Acusphere, Inc. Hollister-Stier will initiate this project and begin the purchase of long lead-time equipment upon a signed copy of this letter and payment of [CONFIDENTIAL TREATMENT REQUESTED] /*/.


                               RIDER A (ATTACHED)

Sincerely,

/s/ Charles Moore
----------------------------------------------------
Charles Moore
Director, Contract Manufacturing


By signing this letter, both parties acknowledge a Letter of Intent between Hollister-Stier Laboratories LLC and Acusphere, Inc. to fill Phase III AI-700 at Hollister-Stier Laboratories LLC in Spokane, WA.


/s/ Charles Moore                                             8-16-10
----------------------------------------------------        -----------
Charles Moore                                                  Date
Director, Contract Manufacturing
Hollister-Stier Laboratories LLC


/s/ Howard Bernstein                                          08-20-01
----------------------------------------------------        -----------
Designee                                                        Date
Acusphere, Inc.

                                    RIDER A


For the avoidance of doubt, the parties hereto acknowledge and agree that, other than with respect to the provisions contained herein concerning the [CONFIDENTIAL TREATMENT REQUESTED] /*/ down payment to be made by Acusphere upon execution hereof (the "Down Payment"), this is a non-binding Letter of Intent, is entered into in anticipation of entering into a binding CTM manufacturing arrangement concerning the topics contained herein (a "Manufacturing Agreement") and no legally binding obligations will be created, implied or inferred hereby. The parties further acknowledge and agree that the Down Payment shall be credited against future payments owed Hollister-Stier in connection with any such Manufacturing Agreement, and if no such Manufacturing Agreement shall exist as of September 10, 2001, the Down Payment shall be promptly returned to Acusphere in full and Hollister-Stier will cease all Acusphere project activity (subject to deduction for actual, documented expenses including Hollister-Stier labor, contracted labor, facility modifications, purchased materials and any applicable restock charges incurred by Hollister-Stier prior to September 10, 2001 in anticipation of entering into a Manufacturing Agreement).

                                   Section #1




                     [CONFIDENTIAL TREATMENT REQUESTED] /*/

                                   Section #2




                     [CONFIDENTIAL TREATMENT REQUESTED] /*/

                                   Section #3




                     [CONFIDENTIAL TREATMENT REQUESTED] /*/

                                   Section #4




                     [CONFIDENTIAL TREATMENT REQUESTED] /*/

                                   Section #5




                     [CONFIDENTIAL TREATMENT REQUESTED] /*/

                                   Section #6




                     [CONFIDENTIAL TREATMENT REQUESTED] /*/

                                   Section #7




                     [CONFIDENTIAL TREATMENT REQUESTED] /*/

                                   Section #8




                     [CONFIDENTIAL TREATMENT REQUESTED] /*/